Exhibit 10.2

SERVICE CONTRACT FOR BOARD MEMBER

between

Allweiler AG, Allweilerstraße 1, 78315 Radolfzell, represented by the supervisory board, this in turn represented by Mr. John A. Young

- hereinafter: the Company -

and

Dr. Michael Matros, Rebsteig 4, 78315 Radolfzell

- hereinafter: Mr. Matros

Preamble

Mr. Matros has been appointed a member of the board of the Company with effect from November 14th, 2006 on the basis of the resolution passed by the supervisory board on November 14th, 2006. The appointment applies for a period of three years, until December 31, 2009. Unless it is revoked at the latest two months before the three years period is due to expire, it will be extended by one year, until December 31, 2010, without any need for a further resolution being passed by the supervisory board.

Now, therefore, the parties agree as follows:

§ 1

Representation

1.	Mr. Matros shall represent the Company together with another member of the management board or a holder of a special power of attorney (Prokurist).

Mr. Matros will have the title: Member of the board or Vorstandsmitglied.

2.	Mr. Matros shall manage the Company in accordance with the law, the Articles of Association, the regulations for the management board in their respective valid versions and this service contract.

Mr. Matros’s area of responsibility is shown in the respective business distribution plan for the management board and the valid organisational chart.

3.	Mr. Matros shall carry out his duties at all times with the due care of a prudent businessman, taking care of the economic, financial and organisational interests of the Company.

4.	The supervisory board may appoint other management board members at all times.

§ 2

Remuneration

1.	As remuneration for his activities, Mr. Matros shall receive a fixed basic annual salary of Euro 185,000 gross. The salary shall be paid in twelve equal instalments (fixed basic monthly salaries) at the end of each calendar month.

2.	In addition, Mr. Matros shall also receive a performance-related bonus pursuant to the bonus system he had at the time before he entered into this service contract. For 2006 his bonus target will be 25% of his annualized fixed basic salary on December 31. The bonus regulation is a component of this agreement. Effective January 1, 2007 his annual target bonus is 35% of the fixed basic annual salary.

3.	Mr. Matros’ remuneration is reviewed annually in March of each calendar year, for the first time in March 2008.

§ 3

Continued Salary Payments in the event of Sickness and Death

1.	Should Mr. Matros be temporarily prevented from carrying out his duties due to sickness or other reasons beyond his control, he shall continue to be paid his basic salary pursuant to § 2.1 for a period of six months, but at the longest until the termination of this service contract. The claim to a bonus pursuant to § 2.2 shall continue unchanged; it shall, however, be reduced pro rata temporis if the inability to work continues for an unbroken period of more than three months.

2.	If a third party is liable to compensate the inability to work on the part of Mr. Matros, Mr. Matros hereby assigns his claims against this third party in the first instance to the Company up to the amount of the remuneration paid; the Company hereby accepts the assignment.

3.	If Mr. Matros dies during the term of this service contract, his dependent children shall be entitled to a claim as joint and several creditors to continued payment of the basic salary pursuant to § 2.1 for the month of the death and the three following months. Any claim the dependent children may have to payments from a company pension for Mr. Matros shall be cancelled for this time.

§ 4

Additional Benefits

1.	Travel expenses and other expenses incurred by Mr. Matros whilst carrying out his duties within the scope of this service contract shall be reimbursed to him in accordance with the respective regulations in force in the Company.

2.	The Company shall provide Mr. Matros with a car for carrying out his duties within the scope of this service contract pursuant to the valid version of the internal Company regulations (Company Car Policy). All costs incurred by the use of the vehicle shall be borne by the Company. Mr. Matros may also use the car privately (including on holiday). Mr. Matros shall bear the income tax incurred on the monetary advantage of private use. He will use his current company car until the end of the current lease period. Then he gets a car in line with the existing Company Car Policy at that point in time.

Mr. Matros shall return the car immediately upon leaving the services of the Company or upon being released from his duty to serve the Company. Mr. Matros is not entitled to exercise a right of retention of the vehicle.

3.	The Company shall conclude an accident insurance policy in favour of Mr. Matros for the duration of this service contract, providing the following cover:

in the event of death:	1 fixed basic annual salary

Maximum Insurance amount Euro 300,000

in the event of disability:	2 fixed basic annual salaries

Maximum Insurance amount Euro 600,000

4.	Every two years the company will contribute to the cost of a medical check-up, in the form of the difference between the reimbursement received from Mr. Matros’ health insurer and the actual cost. A medical check-up is not considered as a medical check-up performed in response to an acute condition or one requiring hospitalization.

§ 5

Vacation

1.	Mr. Matros is entitled to paid annual leave of 30 working days (Arbeitstage). Vacation shall be taken in such a manner that the interests of the Company are not jeopardised.

2.

The chairman of the supervisory board shall be notified of the vacation. If the annual leave cannot be taken during the course of the year, it must be taken at the latest by March 31 of the following calendar year in consultation with the chairman of the supervisory board. Untaken vacation after March 31st of the following calendar year will be cancelled without financial compensation.

3.	Mr. Matros shall ensure that he can be reached at short notice even when on holiday.

§ 6

Pension

1.	The current employers’ pension commitment of Mr. Matros is modified as follows:

•	Mr. Matros shall retain his vested rights to future pension payments pursuant to the pension agreement, even if he leaves the Company before reaching retirement age.

•

The company will set-up a “Joint Support Fund” via an insurance company, with an annual employers contribution of 7,000 € p.a. starting as per 2007. The details of this support fund will be regulated in a separate contract.

2.	Mr. Matros will be provided with a monthly sum of 682.5 Euro net as compensation for loss of unemployment and pension insurance. This amount is based on a government calculation for year 2006. Each year the amount will be adjusted according to the calculation for that year.

§ 7

Secondary Occupation

1.	Mr. Matros undertakes to provide the Company with his full capacity for work.

2.	If so required by the supervisory board, Mr. Matros shall also act for other companies in which the Company has a shareholding or similar interests in a manner to be agreed in more detail. Mr. Matros shall cease to carry out such activities at the request of the supervisory board or upon leaving the Company.

3.	A secondary occupation in return for payment or free of charge, a position on a supervisory board, advisory board or the like requires the prior written consent of the supervisory board, which consent can be revoked at any time. The chairman of the supervisory board is to be informed in writing of resignations from office. Any activity as an expert or arbitrator requires the prior written consent of the chairman of the supervisory board. The management board is to be notified in advance of publications and lectures of a public nature.

§ 8

Work results

1.	The Company and Mr. Matros agree that all rights and claims to all performances and results of performances rendered by Mr. Matros for the Company within the scope of this service contract or in connection with it, by Mr. Matros alone or together with third parties, as well as results from no particular job order, to the extent that they are related to the business purposes or tasks of the Company as well as all further developments and processings thereof (collectively referred to as the “Results”) shall be owned by the Company to the greatest possible extent. Examples of such Results include, without limitation, inventions, technical suggestions for improvement, technical developments, know-how, documents, concepts, drafts, discoveries, processes, formulas, technologies, designs and designations, algorithms, software and databases.

2.	Mr. Matros hereby transfers by way of assignment to the Company all transferable rights and claims to the Results with effect as of such time when the respective rights and claims come into existence, so that the Company will be the owner of all such Results without requiring a further act of transfer. Hence, the Company shall in particular be exclusively entitled to file applications for registration of IP rights in its own name and shall be the owner of all such applications and the protective rights ensuing therefrom. The Company hereby accepts the transfers described above.

3.	If and to the extent Results are not transferable (in particular in the case of copyrights), Mr. Matros hereby grants the Company with effect as of such time when the respective rights come into existence on a worldwide, exclusive, irrevocable basis and without any limitation in scope and time for the duration of the underlying rights all rights and claims in the Results, in particular the right to use and exploit copyrighted Results without any limitation by all use and exploitation methods whether known or currently unknown. The granted rights and claims shall in particular, without limitation, cover the extent as stated in § 69b UrhG with respect to employees. The Company hereby accepts the granting of rights as described above. The Company shall also have the right to modify the Results to use them in their modified form to the same extent as in their original form. The Company shall be authorized to itself transfer these rights to third parties, in full or in part, or to grant exclusive or non-exclusive rights to third parties. The above granting of rights shall survive this Agreement.

4.	Results, including the associated documents and data carriers, shall become the property of the Company upon creation, in their respective processing stages. Any documents and data carriers Mr. Matros has received from the Company shall remain the Company’s property. They shall be surrendered at the Company’s request, but at the latest after this service contract comes to an end, together with all other Results in Mr. Matros’ possession. This obligation also extends to all copies. Mr. Matros shall not be entitled to receive an author’s copy pursuant to § 25 of the German Copyright Act (UrhG). No right of retention on the items mentioned above shall exist.

5.	The Parties agree that the remuneration set forth in the service contract covers the transfer/granting of the rights and claims transferred and granted under this service contract. This also applies to any rights and claims which arise in the future.

§ 9

Confidentiality and Obligation to Return Company Property

1.	Mr. Matros shall maintain confidentiality regarding all business and company matters of the Company and its affiliates he learns of whilst carrying out his duties, in particular company and trade secrets. This confidentiality obligation shall also apply after the service relationship has been terminated.

2.	Mr. Matros shall return to the Company or its respective affiliate all objects and documents in his possession belonging to the Company or its affiliates at any time upon request but at the latest upon the termination of the service relationship. Mr. Matros shall have no right of retention of these objects and documents.

§ 10

Prohibition of Competition

During the term of this service contract, Mr. Matros is not permitted to work in any way – be it as an employee or on a self-employed or any other basis – for an undertaking that competes directly or indirectly with the Company or with a business affiliated as a member of the group to the Company or maintains to a material extent business relationships to the Company or a company affiliated to it. In the same way, Mr. Matros is prohibited for the term of this service contract to set up, acquire or hold directly or indirectly an interest in such a company. Mr. Matros shall inform the chairman of the supervisory board if a member of his family (next of kin in the sense of sect. 15 German Fiscal Code, (AO)) holds an interest in such an enterprise. A shareholding in such a company within in scope of private asset investment which does not have any influence on the bodies of the company concerned shall not be considered an interest in the sense of this provision.

§ 11

Term

1.	This service contract shall commence on November 14, 2006. It is concluded for the duration of Mr. Matros’s appointment to the position of a member of the Company’s management board. It is automatically extended for the period for which the supervisory board, with Mr. Matros’ consent, resolves on his reappointment as management board member of the Company. Should the appointment as management board member end, this service contract shall terminate as well.

2.	The service contract shall end at the latest without any need for notice of termination at the end of the month in which Mr. Matros reaches the age of 65.

3.	If Mr. Matros becomes permanently incapable of working during the term of this service contract, the service contract shall terminate upon the end of the third month after the establishment of the permanent incapacity to work. Permanent incapacity to work within the meaning of this service contract is present if it is anticipated that Mr. Matros, in the long run, will not be able to fulfil the tasks conferred on him in an unrestricted manner. It is considered to be established if the incapacity to work continues uninterrupted for more than twelve months, unless Mr. Matros proves, by means of a certificate of a doctor appointed by mutual agreement, that a restoration of the unrestricted capacity to work is expected within the next six months.

4.	The right to terminate the agreement for cause is not affected. All notice of termination shall be given in writing.

5.	In the event that the company makes Mr. Matros redundant he shall receive a settlement in the amount of 6 months of his last fixed basic monthly salary. For every additional completed year of service since the date of his employment, Mr. Matros has the right to a settlement that shall increase by 1 monthly salary up to a maximum of 12 monthly salaries.

The right shall not arise

•

if cause for the termination of the appointment or of the service contract by the Company in the sense of section 84 (3) sentence 1 and 2 German Stock Corporation Act (AktG) or in the sense of section 626 (1) German Civil Code (BGB) is present or

•	if the Company offers Mr. Matros a renewed appointment as Member of the board and Mr. Matros does not accept such offer or

•	if Mr. Matros resigns form his office as Member of the board or terminates this service contract or

•	in the case of subsection 2.

With this settlement all other salary and bonus payments that may occur due to the length of the contract are abolished.

§ 12

Final Provisions

1.	The service relationship is regulated comprehensively and exclusively by this service contract. No ancillary agreements have been made. The existing employment relationship between the Company and Mr. Matros – with the exception of the Pension agreement– is hereby rescinded by mutual consent with effect from midnight on the day immediately preceding the day this service contract takes effect.

2.	Amendments and additions to this service contract must be made in writing. This also applies for the removal of or any amendment to this written form clause. Oral agreements regarding the written form requirement are invalid.

3.	Should individual provisions in this service contract be or become invalid, this shall not affect the remaining provisions. A suitable provision shall be agreed in place of the invalid provision or in order to fill in any omissions in the agreement which is as close as possible to what the parties intended on the basis of their economic aims.

4.	This service contract is governed by German law. It shall also be signed at the same time in English by both parties. Only the German version of the agreement is binding, however.

Radolfzell, .....................

/s/ John A. Young	/s/ Dr. Michael Matros
Allweiler AG	Dr. Michael Matros

Represented by

the chairman of the supervisory board

John A. Young